Exhibit 5.1

January 24, 2000

Municipal Mortgage & Equity, LLC
218 North Charles Street, Suite 500
Baltimore,  MD   21201

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:


We have acted as special counsel for Municipal Mortgage & Equity, LLC, a Delaware limited liability company (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") for registration under the Securities Act of 1933, as amended (the "Securities Act"), of 589,565 common shares, and up to $10,000,000 of common shares, of limited liability interest of the Company (the "Common Shares") to be offered from time to time by Messrs. Robert J. Banks, Keith J. Gloeckl and Ray I. Mathis, (together, the "Sellers") together or separately, in separate amounts, and at prices and on terms to be set forth in one or more prospectus supplements. The Common Shares have no par value.


In so acting, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Company's Amended and Restated Certificate of Formation and Operating Agreement (the "Operating Agreement"), the Stock Purchase and Contribution Agreement, dated September 30, 1999, among the Company and the Sellers, and such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to factual matters relevant to the opinions set forth below we have, with your permission, relied upon certificates of officers of the Company and public officials.


Based upon the foregoing and on such examination of law as we have deemed necessary, we are of the opinion that:

1. The Common Shares have been duly authorized by all necessary action of the Company's Board of Directors (the "Board"), and are validly issued, fully paid and nonassessable (subject to the Distribution Liability (as defined in the Operating Agreement)).

In rendering the foregoing opinions, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become and at the time of the secondary sale of the Common Shares will continue to be effective, (ii) a prospectus supplement describing the Common Shares offered pursuant to the Registration Statement will have been filed with the Commission, (iii) the resolutions authorizing the Company to register the Common Shares will remain in effect and unchanged at all times during which the Common Shares are offered, sold, or issued by any of the Sellers and (iv) all Common Shares will be sold in compliance with applicable federal and state securities laws.

We are members of the Bar of the State of New York and the opinions set forth in this letter relate only to the federal laws of the United States of America, and the Delaware Limited Liability Company Act.

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We  understand  that prior to  offering  for sale of any Common  Shares you will advise us in writing of the terms of such offering and of such Common Shares and will afford us an opportunity to review the operative documents (including the applicable prospectus supplement and any applicable underwriting agreement) pursuant to which the Common Shares are to be offered, sold, and issued and will file as an exhibit to the Registration Statement such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Common Shares or any changes in the Company's capital structure or other pertinent circumstances.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.



Very truly yours,

/s/ Clifford Chance Rogers & Wells LLP

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